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                                                                    EXHIBIT 99.2

SIZZLER INTERNATIONAL, INC.
6101 W. Centinela Ave., Suite 200
Culver City, CA 90230
(310) 568-0135

NYSE:SZ

FOR FURTHER INFORMATION:

AT THE COMPANY:             AT THE FINANCIAL RELATIONS BOARD:
Steven Selcer               Paul Goodson                 Moira Conlon                Marjorie Ornston
Vice President and CFO      General Information          Investor/Analyst Contact    Media Contact
(310) 568-0135              (310) 442-0599               (310) 442-0599              (310) 442-0599
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

FOR IMMEDIATE RELEASE

Monday, February 14, 2000

SIZZLER PREVIEWS QUARTER; GAINS IN SAME STORE SALES AND REVENUES; ANNOUNCES ACCOUNTING ADJUSTMENTS


                             ----------------------


     HIGHLIGHTS:


     .    Gains expected in third quarter comparable store sales

     .    Third quarter revenues will increase in year-over-year comparisons

     .    Early success with remodeled stores

     . Majority of Sale-Leaseback transactions to be completed this fiscal year

     . One-time charge to earnings will arise from the Sale-Leaseback; gains to be deferred

     . Income tax benefit relating to profitable operations to be recognized in the amount of $5.9 million

     . Final charge of $6.6 million will complete 1996 reorganization accounting



CULVER CITY, CA--February 14, 2000--Sizzler International, Inc. (NYSE: SZ) today announced certain preliminary operating results for the third quarter of fiscal 2000 as well as the outcome of a number of strategic moves undertaken to position the company for continued growth. As a result of these actions and its previously announced strategic growth plan, Sizzler anticipates achieving additional positive results for the remainder of the year.
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Third Quarter Outlook


When Sizzler reports its third quarter earnings on March 8, 2000, the company expects to announce increases in its U.S. Sizzler and Australian KFC comparable store sales and guest counts. The increase in the U.S. Sizzler guest counts represents the first increase reported in over two years. Similarly, the company expects to report third quarter increases in revenues over fiscal 1999's third quarter. These successes reflect Sizzler's ongoing emphasis on restaurant operations including cost controls, positive customer response to the enhanced food quality and cooking methods, and early success Sizzler has achieved with its store remodeling program.


The company plans to continue with the implementation of its previously announced strategic growth plan. Among the primary goals of this plan are the remodeling and repositioning of domestic restaurants, which has yielded positive results since its initiation in the Fall of 1999, the acquisition of a proven restaurant concept, the expansion and repositioning of Asian stores, and the co-branding of its Australian KFC restaurants.


As previously reported, the company has also completed the repurchase of approximately half of the 1.5 million shares of common stock it has been authorized to repurchase by its Board of Directors. Between Sizzler's November 11, 1999 announcement that its Board of Directors had authorized the repurchase of up to 1.5 million shares, and February 4, 2000, the company had bought 706,700 shares of its common stock, all in open market transactions. Subject to applicable law and other factors, the company expects to continue its previously announced stock repurchase program.


1996 Chapter 11 Reorganization


The company also announced the final financial adjustments related to its 1996 Chapter 11 reorganization, including a $6.6 million charge to third quarter earnings. The charge resulted from the completion of an extensive review of the complex financial issues that resulted from the reorganization.


"As a new management team, we have devoted most of the last year to re-positioning the company to achieve excellent results going forward. Part of this task involved the closure of any open items remaining from the 1996 Chapter 11 reorganization," remarked Charles Boppell, President and CEO of Sizzler International. "Operationally, we have not been affected by the reorganization for quite some time. However, we recognized that certain financial matters remained outstanding which required a thorough evaluation. After our extensive review of the numerous claims filed during the reorganization and other related costs, management believes that there will be no further financial costs or impacts from the reorganization, and is therefore comfortable in finalizing the reorganization accounting with this $6.6 million charge."


Following the filing of its Chapter 11 reorganization in 1996, Sizzler was presented with claims from approximately 10,000 creditors. At that time, in estimating the expected costs the company would incur from the reorganization, the company evaluated the costs for claims, legal services, losses on property sales, the write-down of balance sheet items, and other items. Sizzler estimated the sum total of the reorganization and restructuring costs to be $108.9 million, and took a reserve in that amount in consultation with its
outside advisors.   Sizzler anticipates that all allowed claims of its creditors will be paid in full plus interest.
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After an assessment of all of the costs associated with the reorganization,
Sizzler's management has determined that the original $108.9 million estimate may be lower than the final expected cost by $6.6 million. As such, Sizzler will recognize a $6.6 million charge against earnings on its third quarter 2000 income statement, which will be released March 8, 2000. Importantly, because the final payment was made to the trustee in January 2000, the company does not anticipate any further cash outlay. The company has now settled substantially all of the original claims and does not anticipate any further charges relating to the reorganization.



Sale-Leaseback Accounting


To date, Sizzler has closed sale-leaseback transactions for 43 of the 67 KFC and Sizzler Australian restaurants included in the sale-leaseback program the company announced in November 1999. Sizzler expects to close sale-leaseback transactions for 16 properties during the fourth quarter of its fiscal 2000, which will end on April 30, 2000. The company expects to realize approximately US $34 million in cash once the sale-leaseback program is complete. Of this amount, Sizzler has already received approximately US $25 million from the transactions that have closed. The company will utilize the proceeds of the sale-leaseback to finance the capital expenditures made as part of its strategic growth plan, including the aforementioned restaurant remodeling and repositioning.


The sale-leaseback transactions are being conducted on a property-by-property basis. Overall, the transactions are expected to generate a net gain of approximately US $3.3 million. Those that are sold for more than the book value are expected to produce a net gain of approximately US $8.8 million. Those that are sold at less than the book value are expected to generate a net loss of approximately US $5.5 million.


The company is required under Generally Accepted Accounting Principles to recognize all losses immediately and defer any gains over the life of the leases. As such, the company expects to make a non-cash charge of $5.5 million in its third quarter earnings and defer the $8.8 million gain over the life of the leases, which average 8 years. The net effect of the sale-leasebacks is expected to affect Sizzler's fiscal 2001 earnings by less than $0.01 per share. The company does not anticipate the recognition of any further losses in connection with the anticipated sale-leaseback of its Australian properties.


"Although the accounting treatment of our Australian sale-leaseback transactions forces us to record a non-cash charge and defer our gains, we remain convinced that this event will create a significant amount of shareholder value, and give us the primary financial means for implementing our growth strategy, " commented Steven Selcer, Sizzler's CFO.



Income Tax Benefit


A net operating loss (NOL) carry-forward of approximately $134 million is available to Sizzler to offset future taxable earnings for purposes of reducing the company's income tax payments. However, the benefit of this NOL could not be recognized until Sizzler demonstrated that it was "more likely than not" capable of realizing the benefits through profitable operations. As a result of Sizzler's 12 consecutive quarters of profitability, as well as the $8.8 million of deferred gain to be recognized from
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the sale-leasebacks, the company believes that it has sufficiently demonstrated that it is "more likely than not" capable of recognizing a benefit from the NOL. Accordingly, Sizzler will record an income tax benefit on its third quarter 2000 income statement amounting to $5.9 million.



About Sizzler


Sizzler International, Inc. operates, franchises or joint ventures 347 Sizzler restaurants worldwide, in addition to the 101 KFC restaurants in Queensland, Australia.


Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, and Sizzler intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to (i) Sizzler's ability to close additional sale-leaseback transactions, (ii) the gain or loss to be realized from such sale-leaseback transactions, (iii) the company's ability to continue its record of profitable quarters, and (iv) Sizzler's ability to create shareholder value through the execution of its strategy. Sizzler cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) the market for the company's properties, which may affect the values realized in the sale-leaseback transactions or the closing of such transactions; (b) the ability of Sizzler's management or advisors to estimate the remaining costs associated with the Chapter 11 reorganization or to accurately gauge the tax or other financial outcome of the sale-leaseback transactions; (c) the failure of Sizzler's newly remodeled stores and/or new food offerings to continue to appeal to customers; (d) other risks as detailed from time to time in Sizzler's SEC reports, including Quarterly Reports on Form 10Q, Current Reports on Form 8-K, and Annual Reports on Form 10-K.


For more information on Sizzler International, Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "SZ."


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